Exhibit 10.2
July 19, 2018

Mr. Lance Rosenzweig
Re:    Employment Offer as President and Global Chief Executive Officer
Dear Lance:
CSP Alpha Midco Pte Ltd. (“CSP Midco”), is pleased to offer you the position of President and Global Chief Executive Officer of StarTek, Inc., a Delaware corporation (the “Company”, and with its affiliates, the “Company Group”), reporting to the Board of Directors of the Company (the “Board”), effective immediately following the consummation of the transactions contemplated by the Transaction Agreement dated March 14, 2018, by and among the Company, CSP Midco, and CSP Alpha Holdings Parent Pte Ltd. as amended by that certain First Amendment to Transaction Agreement, dated as of July 3, 2018 (as may be further amended from time to time, the “Transaction Agreement”), subject to approval of this letter agreement (this “Agreement”) by the Board and contingent upon satisfaction of the pre-employment conditions set forth below and your acceptance of this Agreement (the date on which your employment becomes effective, the “Start Date”). This Agreement will be effective immediately prior to, and only if, the transactions contemplated by the Transaction Agreement are consummated. If the transactions contemplated by the Transaction Agreement are not consummated or are abandoned, this Agreement will be void ab initio.
This Agreement sets forth the terms and conditions of your employment with the Company from the Start Date through the termination of your employment with the Company as President and Global Chief Executive Officer (the “Term”). As of the Start Date, your special advisor agreement with CSP Alpha Holdings Parent Pte Ltd., dated December 1, 2017, (your “Special Advisor Agreement”), will terminate and be superseded in all respects by this Agreement. Please understand that this offer may be revoked in writing by the Company at any time prior to your written acceptance of the offer and will expire immediately prior to the consummation of the transactions contemplated by the Transaction Agreement if not accepted prior thereto.
1.Responsibilities; Duties. During the Term, you will serve as the President and Global Chief Executive Officer of the Company. You will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of chief executive officers of similarly sized companies, and such other duties, authorities and responsibilities as the Board may designate from time to time that are not inconsistent with your position as President and Global Chief Executive Officer of the Company. You are required to faithfully and conscientiously perform your duties and to diligently observe all your obligations to the Company Group. You agree to devote your full business time and efforts, energy and skill to your employment with the Company Group, and you agree to apply all your skill and experience to the performance of your duties and advancing the Company Group’s interests. You will perform these duties at such place or places as previously mutually agreed between you and the Company. During your employment with the Company Group, you may not perform services as an employee, independent contractor, or consultant of any other organization and you will not assist any other person or organization in competing with the Company Group or in preparing to engage in competition with the business or proposed business of the Company Group, including any of its subsidiaries. Any other outside business relationships you engage in, including holding a position on the board of directors of another public or private company, should be made known to the Company’s General Counsel in writing and approved by the Board or an authorized committee thereof. Nothing herein will prevent you from serving on the boards of directors of those companies fully disclosed to CSP Midco on Schedule A. You will comply with, and be bound by, the Company Group’s operating policies, procedures, employment policies, and practices from time to time in effect during your employment. You will be appointed as a member of the Board effective as of the Start Date, and during the Term, the Company will cause you to be nominated as, and CSP Midco will take all reasonable action to cause you to be, a member of the Board at each annual meeting of stockholders of the Company at which your Board seat is up for re-election.

2.Compensation. In consideration for rendering services to the Company Group during the Term and fulfilling your obligations under this Agreement, you will be eligible to receive the benefits set forth in this Agreement.

a.Base Salary. During the Term, in this exempt full-time position, you will earn an annualized base salary of $600,000 (your “Base Salary”). Your Base Salary will be payable pursuant to the Company’s regular payroll policy and timing, but not less frequently than monthly. Your Base Salary will be subject to annual review by the Board (or an authorized committee thereof), and may be increased, but not decreased below its then current level (other than as a result of reduction in compensation affecting executives of the Company generally), from time to time by the Board.

b.Annual Bonus. For each year during the Term, you will be eligible to participate in the Company’s annual incentive bonus plan with a target bonus of 100% of your Base Salary (your “Target Bonus”), which, for 2018, will be prorated from your Start Date. The actual annual bonus amount paid (your “Annual Bonus”) will be determined in the sole and absolute discretion of the Board or an authorized committee thereof based on pre-established performance measures determined by the Board (or an authorized committee thereof) in good faith consultation with you. The Annual Bonus will be subject to the terms and conditions of any applicable bonus or incentive compensation plan that the Company adopts. Nothing hereunder will be construed or interpreted as a guarantee for you to receive any bonuses or incentive compensation. Except as set forth in Section 5(a), the Annual Bonus will be paid in the calendar year following the year with respect to which the performance of the Annual Bonus relates at the same time as bonuses are payable to other employees pursuant to the terms of the Company’s annual incentive bonus plan.

c.Business Expenses. The Company will, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company, pay or reimburse you for any and all necessary, customary and usual expenses incurred by you for or on behalf of the Company Group in the normal course of business, as determined to be appropriate by the Company. It is your responsibility to review and comply with the Company’s business expense reimbursement policies. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

d.Special Advisor Agreement Payment. As soon as practicable following the Start Date, the Company will pay you a one-time bonus of $250,000 in accordance with and in satisfaction of the Company’s obligation to provide a bonus upon a successful completion of an acquisition under your Special Advisor Agreement. In addition, the Company will pay you all amounts earned and accrued prior to the Start Date under the Special Advisor Agreement. For the avoidance of doubt, any such payment (including the $250,000 bonus) will only be made so long as they are not duplicative and no such payment has already been made under the Special Advisor Agreement.

3.Employee Benefits. You will be eligible to participate in the employee benefit plans and programs maintained, or established, by the Company including, but not limited to, paid time off, group health benefits, life insurance, dental plan, 401(k) and other benefits made available generally to executives of the Company, subject to eligibility requirements and the applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program. You will be entitled to four weeks of vacation each calendar year during the Term.

4.Equity Grant. Contingent upon the commencement of your employment on the Start Date, promptly following the Start Date, the Company will grant you an equity award (the “Option Award”) in the form of non-qualified stock options with respect to 584,000 shares of Company common stock with each option having a strike price equal to the fair market value of a share on the date of grant. The Option Award will be subject to vesting in equal quarterly installments over three years following the Start Date, subject to your continued employment with the Company on the applicable vesting dates. The Option Award will be subject to Board approval and the terms of the StarTek, Inc. 2008 Equity Incentive Plan, as amended and restated June 14, 2016 (the “Equity Plan”) or, if the Option Award is granted outside of the Equity Plan in the Board’s discretion, the shareholder approval requirements of the New York Stock Exchange. CSP Midco will take all reasonable action to cause the Board to approve the Option Award. Except in connection with a Change in Control as set forth in the immediately following sentence, if either party provides to the other party a Termination Notice (as defined below), then any portion of the Option Award that is unvested as of the date of such Termination Notice will be forfeited by you and terminate immediately and be of no further force or effect. If your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) within 90 days before or 12 months after the occurrence of a Change in Control (as defined below), the Option Award will become 100% vested upon the later of (i) the date of such termination or (ii) the date of the Change in Control. A “Change in Control” shall mean when CSP Alpha Holdings Parent Pte Ltd. (1) ceases to be the largest shareholder of the Company or (2) ceases to own a minimum of 20% of the outstanding shares of the Company. The Option Award will be subject to the terms of an Option Award agreement between you and the Company that is consistent with the terms of this Agreement. You understand that issuing the Option Award described in this Agreement is expressly contingent on receipt by the Company of a fully executed Option Award agreement, execution copies of which will be separately provided to you promptly following grant by the Company and which must be signed by you to be effective.

5.Termination of Employment.

a.Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time and for any reason or no reason without further obligation or liability, except to the extent required by law with respect to final payment of accrued wages; provided that, unless otherwise provided herein, either party will be required to give the other party at least six months’ advance written notice of any termination of the employment relationship (the “Termination Notice”). The six-month period following the Termination Notice is referred to herein as the “Notice Period”. Notwithstanding anything herein to the contrary, the Company or you may terminate your employment immediately; provided, however, you will be entitled to (i) payment of any Annual Bonus for any calendar year completed prior to the date of the Termination Notice that has not yet been paid as of the date of termination of employment, such amounts to be based on actual performance, (ii) for the remainder of the Notice Period (A) payment of your then current Base Salary and (B) a monthly amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of your portion of the premium as if you were an active employee, and (iii) a lump-sum payment equal to 50% of your Target Bonus payable on the 60th day following your termination of employment, unless you are terminated with Cause by the Company or you deliver to the Company a Termination Notice without Good Reason in which case the Company may terminate you immediately and without payment except for the Accrued Benefits; provided, however, any continued payments and retention of payments stemming from Sections 5(a) will be subject to your delivery of an executed general release of claims in a form acceptable to the Company within 21 days (or 45 days, if required under applicable law) after presentation thereof by the Company to you (which presentation by the Company will be made no later than promptly following the your termination of employment), which is not subsequently revoked. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. The Company also reserves the right to modify or amend the terms of its benefit plans at any time for any reason. Upon termination of your employment, you will be entitled to the compensation and benefits described in this Section 5 and will have no further rights to any compensation or any other benefits from the Company Group.

b.“Cause” means: (i) your willful material misconduct with respect to any material aspect of the business of the Company; (ii) conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iii) your performance of any material act of theft, fraud or malfeasance in connection with the performance of your duties to the Company; (iv) a material breach of this Agreement or a material violation of the Company’s code of conduct or other material policy; (v) your willful failure to obey the lawful orders of the Board; or (vi) your commission of any act of dishonesty or moral turpitude which is, or is reasonably likely to be, materially detrimental to the Company, provided, however, that you will not be deemed to have terminated for Cause in the case of clauses (i), (iii), (iv), or (v) if such failure or breach, to the extent capable of cure, is corrected prior to the expiration of the ten-day period following delivery to you of the Company’s written notice of its intention to terminate your employment for Cause.

c. “Good Reason” means the occurrence of any of the following events: (i) a material reduction in your Base Salary or Target Bonus that materially diminishes the aggregate value of your compensation and benefits, unless a reduction is made as a result of reduction in compensation affecting executives of the Company generally; (ii) a material diminution in your title, duties, authorities or responsibilities taken as a whole (other than temporarily while physically or mentally incapacitated or as required by applicable law); or (iii) a material breach by the Company of this Agreement or any equity award agreement, including, without limitation, the removal of you from the Board by the Company (other than for Cause) or the failure to nominate you to serve on the Board. You will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 60 days after the first occurrence of such circumstances, and the Company will have 30 days following receipt of such notice to cure such circumstances in all material respects; provided, that, if the Company fails to remedy such condition within the 30-day cure period, the 30th day will be the deemed effective date of your Termination Notice and the start of the Notice Period.

d. “Accrued Benefits” means: (i) any unpaid Base Salary through the date of termination, payable within 30 days following termination; (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination within 30 days following termination; (iii) any accrued but unused vacation time in accordance with Company policy; (iv) and any unreimbursed Business Expenses in accordance with Section 2(c).

6.Section 280G. If any of the payments or benefits received or to be received by you (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” means the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 6 will be made in a manner determined by the Company that is consistent with the requirements of Section 409A. All calculations and determinations under this Section 6 will be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations will be conclusive and binding on the Company and you for all purposes. For purposes of making the calculations and determinations required by this Section 6, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and you will furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 6. The Company will bear all costs the Tax Counsel may reasonably incur in connection with its services.

7.Confidential Information.

a.You will not, at any time, directly or indirectly, disclose to any person, entity or other organization or appropriate for your own use or the use of others any Confidential Information, except as otherwise required by applicable law and in accordance with this Section 7. For purposes of this Agreement, “Confidential Information” means information concerning the business or financial affairs of the Company Group that has not been disclosed publicly by the Company, including the terms and provisions of this Agreement and includes, without limitation, customer lists of the Company Group, its respective trade secrets and technological know-how, information about (or provided by) any customer or supplier or prospective or former customer or supplier that is not widely and publicly known, information concerning the business or financial affairs of the Company Group, including books and records, commitments, procedures, plans and prospectuses, strategies, or current or prospective transactions or business, pricing information and any other “inside information.” You understand that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. In the event you believe you are, or have reason to believe you will be, required by any applicable law, discovery request and/or legal process to disclose any Confidential Information, you will provide the Company with written notice as provided in Section 16 as soon as practicable and, if possible, given the date of your receipt of such discovery request and/or legal process, no less than five business days prior to any such disclosure. In such an event, you will disclose only that portion of the Confidential Information which, based on the advice of your legal counsel, is legally required to be disclosed and will exercise reasonable efforts to provide that the receiving party will agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and the Company will be given an opportunity to review the Confidential Information prior to the disclosure thereof, if permitted under applicable law. Your obligations under this Section 7 will not apply to any information that: (i) is available to the general public or is generally available within the relevant business or industry other than as a result of your violation of this Section 7; (ii) is or becomes available to you from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality; or (iii) is approved for release by written authorization of the Company.

b.The confidentiality covenants contained in this Section 7 have no temporal, geographical or territorial restriction.

c.You acknowledge that all documents (including computer records, facsimiles and emails) and materials created, received or transmitted in connection with your employment with the Company Group, or using the facilities of the Company Group, are the property of the Company Group and subject to inspection by the Company, at any time. Upon termination of your employment relationship, you will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during or, to the extent related to your employment with the Company Group, prior to your employment with the Company Group, and any copies thereof in your (or capable of being reduced to your) possession. You may retain your rolodex and similar address books, provided that such items include only contact information. To the extent that you are provided with a cell phone number by the Company during employment, the Company will cooperate with you in transferring such cell phone number to your individual name following termination.

d.Notwithstanding the foregoing, nothing contained herein is intended to prevent you from disclosing information to the extent required by law or exercising your rights under Section 16(d).

8.Restrictive Covenants. You understand that the nature of your position gives you access to and knowledge of Confidential Information and places you in a position of trust and confidence with the Company Group. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity.

a.Non-Competition. Because of the Company Group’s legitimate business interest as described herein and the good and valuable consideration offered to you, during the Term and for the Notice Period (for the avoidance of doubt, whether running concurrently with the Term or after), and in the case of your delivery of a Termination Notice to the Company not for Good Reason, the 12-month period beginning on the last day of the Term (together, the “Restricted Period”), you agree and covenant not to engage in Prohibited Activity within all geographies in which the Company Group does business or, to your knowledge, proposes to do business. The Company will have the right, but not the obligation, to extend the Restricted Period by up to two consecutive six-month increments upon notice to you at least 15 days prior to each such extension. Any such extension will be accompanied by payment of (i) for the length of such extension period (A) payment of your then current Base Salary and (B) a monthly amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of your portion of the premium as if you were an active employee, each at the amount in effect on the last day of the Term and (ii) a payment of an amount equal to a pro-rata portion of your Annual Bonus based on actual results (determined by multiplying the amount of such bonus which would be due for the applicable full fiscal year by a fraction, the numerator of which is the number of days during the extension period and the denominator of which is 365), each paid in accordance with the regular payroll practices of the Company, as may be in effect from time to time, during the period of such extension (the “Restricted Period Payments”); provided, however, any continued payment and retention of such Restricted Period Payments will be subject to your delivery of an executed general release of claims in a form acceptable to the Company within 21 days (or 45 days, if required under applicable law) after presentation thereof by the Company to you (which presentation by the Company will be made no later than promptly following the extension of the Restricted Period), which is not subsequently revoked

(i)For purposes of this Section 8, “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company Group, including those engaged in the business of business process outsourcing services or any other business conducted by the Company Group or, to your knowledge, proposed to be conducted by the Company Group. Prohibited Activity includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information. Prohibited Activity also includes contacting (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempting to contact, or meeting with the Company Group’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company Group.

(ii)Nothing herein will prohibit you from purchasing or owning less than three percent of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.

(iii)This Section 8 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You will promptly provide written notice of any such order to the Company’s General Counsel.

b.Non-Solicitation of Customers. During the Term and for the 18-month period beginning on the last day of the Term, you agree and covenant, not to directly or indirectly solicit, attempt to solicit, seek to obtain business from, or in any other way encourage the alteration, limitation or cessation of a business relationship with the Company Group of, any person or entity who is or has been a customer, distributor, licensee or similar business relation of the Company Group as of or within the one year prior to the last day of the Term.

c.Non-Solicitation of Employees. During the Term and for the 18-month period beginning on the last day of the Term, you agree and covenant, except in the furtherance of your duties hereunder, not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group, or any person who has been an employee of the Company Group within 12 months prior to the last day of the Term. Notwithstanding the foregoing, the provisions of this Section 8 will not be violated by (i) general advertising or solicitation not specifically targeted at Company-related persons or entities or (ii) your serving as a reference upon request for any employee of the Company Group.

d.Non-Disparagement. You agree and covenant that you will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The Company will direct members of the Board and the executive officers of the Company not to make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning you. This Section 8(d) does not, in any way, restrict or impede you or any member of the Board or executive officers of the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You will promptly provide written notice of any such order to the Company’s General Counsel.

e.Acknowledgement. You acknowledge and agree that the services to be rendered by you to the Company Group are of a special and unique character; that you will obtain knowledge and skill relevant to the Company Group’s industry, methods of doing business and marketing strategies by virtue of your employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group. You further acknowledge that the amount of your compensation reflects, in part, your obligations and the Company Group’s rights under Section 7, Section 8, and Section 9 of this Agreement; that you have no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that you will not be subject to undue hardship by reason of your full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company Group’s enforcement thereof.

f.Remedies. In the event of a breach or threatened breach by you of Section 7, Section 8, or Section 9 of this Agreement, you hereby consent and agree that the Company Group will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

g.Blue Pencil. Notwithstanding anything herein to the contrary, if a court of competent jurisdiction deems the duration or the geographic scope of any of the provisions of Section 8 unenforceable, the other provisions of Section 8 will nevertheless stand and the duration and/or geographic scope set forth herein will be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court will reduce the time period and/or geographic scope to permissible duration or size.

9.Proprietary Rights.

a.Work Product. You acknowledge and agree that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by you individually or jointly with others during the period of your employment by the Company Group and relate in any way to the business or contemplated business, products, activities, research, or development of the Company Group or result from any work performed by you for the Company Group (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), will be the sole and exclusive property of the Company Group.

b.For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

c.Work Made for Hire. You acknowledge that, by reason of being employed by the Company Group at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company Group. To the extent that the foregoing does not apply, you hereby irrevocably assign to the Company Group, for no additional consideration, your entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement will be construed to reduce or limit the Company Group’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company Group would have had in the absence of this Agreement.

d.Further Assurances; Power of Attorney. During and after your employment, you agree to reasonably cooperate with the Company Group to (a) apply for, obtain, perfect, and transfer to the Company Group the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company Group any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as requested by the Company Group. You hereby irrevocably grant the Company Group power of attorney to execute and deliver any such documents on your behalf in your name and to do all other lawfully permitted acts to transfer the Work Product to the Company Group and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if you do not promptly cooperate with the Company Group’s request (without limiting the rights the Company Group has in such circumstances by operation of law). The power of attorney is coupled with an interest and will not be affected by your subsequent incapacity.

e.No License. You understand that this Agreement does not, and will not be construed to, grant you any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to you by the Company Group.

10.No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to CSP Midco that performance of your duties to the Company Group and the terms of this Agreement will not breach any other agreement (written or oral) to which you are a party (including without limitation, with current or past employers) and that you have not, and will not during the term of your employment with the Company Group, enter into any oral or written agreement which may result in a conflict of interest or may otherwise be in conflict with any of the provisions of this Agreement or the Company Group’s policies. You are not to bring with you to the Company Group, or use or disclose to any person associated with the Company Group, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company Group does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires. To the extent that you are bound by any such obligations, you must inform the Company’s General Counsel immediately prior to accepting this Agreement.

11.General Obligations. As an employee, you will be expected to adhere to the Company Group’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company Group does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, applicants, consultants, or related third parties on the basis of sex, gender, gender identity, gender expression, sex stereotype, transgender status, race, color, religion or religious creed, age, national origin or ancestry, marital status, military or protected veteran status, immigration status, mental or physical disability or medical condition, genetic information, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources. You will also be required to review, understand, and comply with all other generally applicable employment policies that the Company Group may adopt from time to time.

12.Termination Obligations.

a.Upon termination of your employment with the Company for any reason, you will resign in writing (or be deemed to have resigned) from all other offices and directorships then held with the Company or any member of the Company Group, unless otherwise agreed with the Company.

b.Following the termination of your employment with the Company for any reason, you will reasonably cooperate with the Company Group in all matters relating to the winding up of pending work on behalf of the Company Group and the orderly transfer of duties, responsibilities, and knowledge to such persons as the Company Group may designate. You will also reasonably cooperate in the defense of any action brought by any third party against the Company Group. The Company will pay you for your time incurred to comply with this provision at a reasonable per diem or per hour rate as to be mutually determined between you and the Company.

13.Section 409A.

a.General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will be made only upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

b.Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

14.Indemnification/Liability Insurance. The Company hereby agrees to indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company Group. The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. The obligations in this Section 14 will survive the termination of your employment with the Company.

15.Legal Fees. Within 30 days upon presentation of appropriate documentation, the Company will pay directly or reimburse you for reasonable legal fees and costs incurred in connection with negotiating and reviewing this letter and any related documents or matters, not to exceed fifteen thousand dollars ($15,000).

16.Miscellaneous Terms.

a.Entire Agreement. This Agreement sets forth the entire terms of your employment with the Company Group and supersedes any prior representations or agreements, whether written or oral.

b.Right to Work. For purposes of federal immigration law, you will be required to provide to CSP Midco documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three days following your Start Date, or our employment relationship with you may be terminated and this Agreement will be void.

c.Verification of Information. By accepting this Agreement, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release all parties from any and all liability for damages that may result from obtaining, furnishing, collecting or verifying such information, as well as from the use of or disclosure of such information by the Company Group or its agents.

d.Permitted Disclosures and Actions. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement prohibits or restricts you or the Company Group from (i) initiating communications directly with, cooperating with, providing relevant information to, or otherwise assisting in an investigation by (A) the Securities and Exchange Commission (the “SEC”), or any other governmental, regulatory, or legislative body) regarding a possible violation of any federal law relating to fraud or any SEC rule or regulation; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

e.Recoupment Policy. All incentive compensation provided by the Company Group pursuant to this Agreement or otherwise will be subject to any applicable recoupment or clawback policy that is adopted by the Board or an authorized committee thereof from time to time, subject to applicable law.

f.Withholding. All payments hereunder will be subject to withholding of applicable federal, state and local income and employment taxes and other deductions.

g.Governing Law. This Agreement will be governed by the laws of Delaware, without regard to its conflict of laws provisions. Any action or proceeding by either of the parties to enforce this Agreement will be brought only in a state or federal court located in the state of Delaware, county of New Castle. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue and each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

h.Amendment. This Agreement may not be modified or amended except by an express written approval of the Board and you.

i.Assignment. This Agreement provides for personal services, and as such will not be assignable by you. This Agreement will be assignable by the Company to any of its affiliates, successors or acquirer of substantially all of its assets without your consent.

j.Severability. Nothing contained in this Agreement will be construed as requiring the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter will prevail, but in such event, any provision of this Agreement thus affected will be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph or clause of this Agreement will be held to be indefinite or invalid, the entire Agreement will not fail on account thereof, and the balance of this Agreement will continue in full force and effect.

k.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

l.Waiver. Failure or delay of either party to insist upon compliance with any provision hereof will not operate as, and is not to be construed as, a waiver or amendment of such provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement will not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

m.Notice. Notices and all other communications provided for in this Agreement will be in writing and will be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:
StarTek, Inc.
8200 E. Maplewood Ave., Suite 100
Greenwood Village, Colorado 80111
Attn: Board of Directors

If to you:
[Redacted]
with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
Attention: Colleen Hart
Email: chart@proskauer.com

n.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of CSP Midco’s offer, please sign and date this Agreement in the space provided below and return it to me, prior to the expiration date specified in the opening paragraph of this Agreement.
Very truly yours,
CSP Midco

By: /s/ Mukesh Sharda
Name: Mukesh Sharda
Title: Director

ACCEPTED AND AGREED:
I have read this offer and agree to accept the terms of this Agreement.
Lance Rosenzweig
/s/ Lance Rosenzweig
Signature
July 19, 2018
Date

Schedule A

1.	Boingo Wireless

2.	Quality Systems, Inc.